UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	77-0635673
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election to Directors; Appointment of Principal Officers.

On January 6, 2005, Cano Petroleum, Inc. (the “Company”) appointed Dr. Jim Underwood to the Company’s Board of Directors.  Dr. Underwood is currently a professor at Dallas Baptist University. Dr. Underwood has also served as the Vice President of Cornerstone Bank and as Vice President of Heritage National Bank.  Since 1993, Dr. Underwood has served as an advisor and consultant in the field of corporate strategy for a number of companies, including American Airlines, Dale Carnegie International, EDS, IBM Corporation, Lockheed, Wall Street Journal, Texas Instruments and numerous divisions of Nortel Networks.  In addition, Dr. Underwood has authored seven books including The Significance Principle, Thriving In E-Chaos (winner of the International Competia Award 2001), The New Corporate Strategy, Complexity and Paradox, Corporate Intelligence, and What’s Your Corporate IQ? His book More Than a Pink Cadillac made the New York Times and the Wall Street Journal’s “Business Best Seller List” in early 2003.

Dr. Underwood has not been named to a committee of the Board of Directors and the Company at this time has not determined which, if any, committee of the Board of Directors Dr. Underwood will be named.

There was no arrangement or understanding between Dr. Underwood and any other person pursuant to which Dr. Underwood was selected as a director, and there was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Dr. Underwood had or is to have a direct or indirect material interest.

Item 9.01       Financial Statements and Exhibits.

 (a) Financial statements of business acquired.

Not Applicable

 (b) Pro forma financial information.

Not Applicable

 (c) Exhibits:

99.1         Press Release dated January 6, 2005 announcing the appointment of Dr. Jim Underwood to the Board of Directors of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2005

CANO PETROLEUM, INC.

	By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer